EXHIBIT 10.4

FORM OF

EQUITY RESTRICTION AGREEMENT

This EQUITY RESTRICTION AGREEMENT (this “Agreement”) is made as of November •, 2006, by and between SunPower Corporation, a Delaware corporation (“Parent”), and • (“Equity Holder”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

BACKGROUND

A. Concurrently with the execution of this Agreement, Parent, Pluto Acquisition Company LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), PowerLight Corporation, a California corporation (the “Company”), and Thomas L. Dinwoodie, as the representative of certain of the Company’s shareholders, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company has agreed, subject to the conditions set forth in the Merger Agreement, to merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Parent (the “Merger”).

B. If the Merger is approved by the requisite vote of the shareholders of the Company and the Merger is consummated, in connection with the Merger, in exchange for the shares of Company Capital Stock held by Equity Holder, Equity Holder will receive pursuant to Section 1.4 of the Merger Agreement a cash amount and shares of Parent Common Stock (the “Shares”).

C. If the Merger is approved by the requisite vote of the shareholders of the Company and the Merger is consummated, in connection with the Merger, the portion of each option held by Equity Holder to acquire shares of Company Common Stock that is vested as of immediately after the Effective Time of the Merger shall be converted into the right to receive a cash amount and an option to acquire Shares, the terms of which are set forth in Section 4.14(a)(i) of the Merger Agreement (a “Vested Parent Stock Option”).

D. As a condition to the closing of the transactions contemplated by the Merger Agreement, the Merger Agreement contemplates, among other things, that Equity Holder shall enter into this Agreement concurrently with the execution of the Merger Agreement and that this Agreement will become effective, if the Merger is approved by the requisite vote of the shareholders of the Company and the Merger is consummated, at the Effective Time.

E. Of Equity Holder’s combined total number of Shares described in B above and issuable upon exercise of Vested Parent Stock Options described in C above (the “Combined Shares”), 50% of such aggregate number (determined in accordance with Section 2(b), the “Restricted Shares”) shall be subject to the Repurchase Option and other restrictions as set forth in this Agreement and 50% (including all shares deposited into the Stock Escrow Fund pursuant to Section 1.4 of the Merger Agreement) shall not be subject to the Repurchase Option or other restrictions set forth in this Agreement (the “Unrestricted Shares”). To the extent that the term “Restricted Shares” refers to Shares issuable upon exercise of a Vested Parent Stock Option, the Repurchase Option shall be exercisable against the Vested Parent Stock Option itself, without the payment of any monetary consideration, to the extent that such option has not been exercised, and the term “Restricted Shares” shall mean the Vested Parent Stock Option.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Definitions.

For purposes of this Agreement:

(a) “Cause” means (i) acts or omissions constituting gross negligence or willful misconduct on the part of Equity Holder with respect to Equity Holder’s obligations or otherwise relating to the business of Parent or the Company, (ii) Equity Holder’s (A) felony conviction of, or felony plea of nolo contendere for, fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, or (B) conviction of fraud, misappropriation or embezzlement, (iii) Equity Holder’s violation or breach of any fiduciary duty, or (iv) Equity Holder’s violation or breach of any contractual duty to Parent or the Company which duty is material to the performance of the Equity Holder’s duties or results in material damage to Parent, the Company or their business; provided that if any of the foregoing events is capable of being cured, Parent will provide notice to Equity Holder describing the nature of such event and Equity Holder will thereafter have 30 days to cure such event.

(b) “disability” means Equity Holder’s failure to perform the essential functions of Equity Holder’s position for a period of six months, with or without reasonable accommodation, due to a disability, which, in the opinion of a qualified physician, is reasonably likely to be continuous or permanent for the remainder of Equity Holder’s life.

(c) “Good Reason” means the occurrence of any of the following without Equity Holder’s express prior written consent: (i) a material reduction in Equity Holder’s position or duties after the Closing Date, (ii) a material breach of the Equity Holder’s employment agreement, unless such breach becomes cured by the Parent within 30 days after notice of such breach from the Equity Holder, (iii) a reduction in Equity Holder’s then-current base salary and target bonus, excluding a reduction that is applied to substantially all of Parent’s and the Company’s other senior executives, determined without regard to any actual bonus payments made to Equity Holder, (iv) a material reduction in the aggregate level of benefits made available to Equity Holder other than a reduction applied to substantially all of Parent’s and the Company’s other senior executives, (v) a relocation of Equity Holder’s primary place of business to a location that is more than 35 miles from the Company’s current location in Berkeley, California, or (vi) with respect to only Mr. Dinwoodie, a change in his reporting responsibility after the Effective Time of the Merger.

(d) “Transfer” means (a) any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending or other transfer or disposition of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (b) the entering into of any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise.

2. Restricted Shares Subject to Repurchase Option. If the Merger is approved by the requisite vote of the shareholders of the Company and the Merger is consummated, as of the Effective Time:

(a) In the event of any (i) voluntary termination by Equity Holder of Equity Holder’s employment with Parent other than for Good Reason, or (ii) involuntary termination of Equity Holder’s employment with Parent by Parent for Cause, in each case before all of the Restricted Shares are released from the Repurchase Option (see Section 2(b) below), Parent shall, upon the date of such termination have an irrevocable option (the “Repurchase Option”) for a period of 90 days from such date to repurchase all or any portion of the Restricted Shares which are, at the date of such termination, Unreleased Shares (as defined in Section 2(b) below) at $0.01 per share (the “Repurchase Price”). For purposes of this Agreement, Equity Holder shall be deemed to be employed by Parent if Equity Holder is employed by Parent or any of its Subsidiaries. For the sake of clarity, to the extent that the term “Restricted Shares” refers to Shares issuable upon exercise of a Vested Parent Stock Option, the Repurchase Option shall be exercisable against the Vested Parent Stock Option itself, without the payment of any monetary consideration, to the extent that such option has not been exercised, and the term “Restricted Shares” shall mean the Vested Parent Stock Option.

(b) Subject to Section 2(h), one-fourth of the Restricted Shares shall be released from the Repurchase Option on the date that is six months after the Closing Date, one-fourth of the Restricted Shares shall be released from the Repurchase Option on the date that is 12 months after the Closing Date, one-fourth of the Restricted Shares shall be released from the Repurchase Option on the date that is 18 months after the Closing Date, and one-fourth of the Restricted Shares shall be released from the Repurchase Option on the date that is 24 months after the Closing Date; provided that Equity Holder’s employment by Parent has not been terminated under the circumstances described in Section 2(a) above prior to the date of any such release. Any of the Restricted Shares that have not yet been released from the Repurchase Option are referred to herein as “Unreleased Shares.” Notwithstanding anything to the contrary herein, (i) in determining which shares of the Combined Shares constitute Restricted Shares, shares issuable upon exercise of Vested Parent Stock Options shall be counted first, and Shares issued pursuant to Section 1.4 of the Merger Agreement shall constitute Restricted Shares second and only to the extent that the number of shares issuable upon exercise of Vested Parent Stock Options received by the Equity Holder as described in Recital C is less than 50% of the aggregate number of Combined Shares, and (ii) for purposes of determining whether any share of the Combined Shares which the Equity Holder Transfers or attempts to Transfer is a Restricted Share or an

Unrestricted Share, such Share shall be deemed to be an Unrestricted Share unless and until such Equity Holder Transfers or attempts to Transfer a number of shares equal to the number of Unrestricted Shares then held by such Equity Holder, after which all remaining shares of the Combined Shares shall be deemed to be Restricted Shares.

(c) The Repurchase Option shall be exercised by Parent by written notice to Equity Holder (with a copy to the Escrow Agent (as defined below)) and by delivery to Equity Holder with such notice of a check in the amount (the “Total Purchase Price”) of the product of (i) the Repurchase Price, and (ii) the number of the Unreleased Shares being repurchased. Upon delivery of such notice and the payment of the Total Purchase Price, Parent shall become the legal and beneficial owner of the Unreleased Shares being repurchased and all rights and interests therein or relating thereto, and Parent shall have the right to retain and transfer to its own name the Unreleased Shares being repurchased by Parent. Whenever Parent shall have the right to repurchase Unreleased Shares hereunder, Parent may designate and assign one or more employees, officers, directors or equity holders of Parent or other persons or organizations to exercise all or a part of Parent’s purchase rights under this Agreement and purchase all or a part of such Unreleased Shares.

(d) Equity Holder agrees to deliver the certificate(s) evidencing the Restricted Shares, together with a stock assignment in the form attached hereto as Exhibit A with respect to such Restricted Shares (as such shares are issued to Equity Holder), executed by Equity Holder (with the date and number of shares left blank), to an escrow holder designated by Parent (the “Escrow Agent”). The certificate(s) and stock assignment are to be held by the Escrow Agent pursuant to the Joint Escrow Instructions of Parent and Equity Holder set forth in Exhibit B attached hereto, which instructions shall also be delivered to the Escrow Agent. The Escrow Agent shall have no liability for any act or omission hereunder while acting in good faith.

(e) Subject to the terms hereof, Equity Holder shall have all the rights of an Equity Holder with respect to the Restricted Shares while they are held in escrow, including without limitation, the right to vote the Restricted Shares and to receive any cash dividends declared thereon. If, from time to time during the term of the Repurchase Option, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of Parent where the Unreleased Shares are not released from the Repurchase Option, then any and all new, substituted or additional securities to which Equity Holder is entitled by reason of Equity Holder’s ownership of the Restricted Shares shall be immediately subject to this escrow, deposited with the Escrow Agent and included thereafter as “Restricted Shares” for purposes of this Agreement and the Repurchase Option.

(f) Except as otherwise provided in this Section 2(f), Equity Holder agrees that none of the Restricted Shares (or any beneficial interest therein) shall be Transferred in any way until such Restricted Shares are released from the Repurchase Option in accordance with this Agreement. Notwithstanding the foregoing, Equity Holder may transfer the Restricted Shares, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Equity Holder and/or Family Members, or a partnership or other entity in which all the beneficial owners are Equity Holder and/or Family Members, provided that the transferee agrees to be bound by the terms of this Agreement.

(g) The share certificate evidencing the Restricted Shares issued hereunder shall be endorsed with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A STOCK RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION.

3. Notwithstanding anything to the contrary in this Agreement, in the event of any (i) voluntary termination by Equity Holder of Equity Holder’s employment with Parent for Good Reason, (ii) involuntary termination of Equity Holder’s employment with Parent by Parent without Cause, or (iii) termination of Equity Holder’s employment by reason of death or disability, before all of the Restricted Shares are released from the Repurchase Option, the Repurchase Option shall immediately terminate and all Shares which are Unreleased Shares shall thereupon be released from the Repurchase Option. Upon request from Equity Holder, Parent shall within two business days inform the Escrow Agent immediately that the Repurchase Option has terminated and instruct the Escrow Agent to release all Restricted Shares remaining in escrow with the Escrow Agent to Equity Holder. In the event a dispute arises between Equity Holder and Parent as to whether (x) any voluntary resignation by Equity Holder was or was not with Good Reason or (y) whether any involuntary termination of Equity Holder’s employment was or was not with Cause, the Escrow Agent shall continue to hold all Restricted Shares which were Unreleased Shares at the time Equity Holder’s employment terminated until such time as either Equity Holder and Parent resolve such dispute and jointly instruct Escrow Agent on the release of any such Restricted Shares or such dispute is resolved in accordance with the provisions of Section 7(j).

4. Tax Consequences. Equity Holder has reviewed with Equity Holder’s own tax advisors the federal, state, local and foreign tax consequences of this Agreement, including the availability and consequences of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and shall timely file such an election as to any Shares that constitute Restricted Shares (as determined pursuant to clause (i) of the last sentence of Section 2(b)). Equity Holder is relying solely on such advisors and not on any statements or representations of Parent or any of its agents. Equity Holder understands that Equity Holder (and not Parent) shall be responsible for Equity Holder’s own tax liability that may arise as a result of this Agreement.

5. Termination. If the Merger Agreement is terminated, this Agreement shall be of no further force and effect.

6. General Provisions.

(a) The parties hereto acknowledge that this Agreement is not an offer of securities and that the parties’ execution of this Agreement does not indicate a commitment to buy or sell securities. By signing this Agreement, Equity Holder is not committing to vote in favor of the Merger; Equity Holder’s vote for or against the Merger will be conducted separately.

(b) This Agreement may not be changed or modified, except by an agreement in writing executed by Parent and Equity Holder.

(c) Any party hereto may, to the extent legally allowed, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

(d) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one business day after having been dispatched by a nationally recognized overnight courier service or when sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent:

SunPower Corporation

3939 North First Street

San Jose, California 95134

Attention: Emmanuel Hernandez

Facsimile No.: 408.739.7713

Telephone No.: 408.240.5500

with a copy (which shall not constitute notice) to:

Jones Day

2882 Sand Hill Road, Suite 240

Menlo Park, California 94025

    Attention:        Daniel R. Mitz

                            Sean M. McAvoy

Facsimile No.: 650.739.3900

Telephone No.: 650.739.3939

after January 5, 2007 to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

    Attention:        Daniel R. Mitz

                            Sean M. McAvoy

Facsimile No.: 650.739.3900

Telephone No.: 650.739.3939

(ii)	if to Equity Holder, at the address set forth on the signature page hereto.

(e) The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement.

(f) This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

(g) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Because the nature of the Agreement is specific to the actions of Equity Holder, Equity Holder may not assign this Agreement. Parent may assign this Agreement or any of the rights, interests or obligations of Parent hereunder to any direct or indirect Subsidiary of Parent without prior written consent of Equity Holder. This Agreement shall inure to the benefit of Parent and its successors and assigns.

(i) Any term or provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof in any other jurisdiction. If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

(j) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, as to all matters, including, without limitation, matters of validity, construction, effect, enforceability, performance and remedies. Each party hereto agrees that process may be served upon such party in any manner authorized by the laws of the State of California for such party and waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction and such process.

(k) Equity Holder agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(l) EQUITY HOLDER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT AND THE VESTING ARRANGEMENT SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH EQUITY HOLDER’S RIGHT OR PARENT’S RIGHT TO TERMINATE EQUITY HOLDER’S EMPLOYMENT RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Equity Restriction Agreement as of the day, month and year first set forth above.

Equity Holder:

Name:
Address:

Facsimile No.:

E-mail Address:

SUNPOWER CORPORATION

By:
Name:
Title:

EXHIBIT A

STOCK POWER AND ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I,                      (“Equity Holder”), hereby sell, assign and transfer unto (            ) shares of common stock of SunPower Corporation, a Delaware corporation (“Parent”), standing in my name on the books of said corporation represented by Certificate No.              herewith and do hereby irrevocably constitute and appoint                     , as the undersigned’s attorney-in-fact, with full power of substitution in the premises, to transfer the said shares of common stock on the books of Parent.

This assignment may be used only in accordance with the Stock Restriction Agreement by and between Parent and the undersigned dated as of             , 2006, as may be amended and/or restated from time to time, and any exhibits and amendments thereto.

Date:

Equity Holder:

(Signature)

(Print Name)

Instructions to Equity Holder: Please do not fill in any blanks other than the signature and printed name lines. The purpose of this Stock Power and Assignment is to enable the Company and/or its assignee(s) to acquire the shares upon exercise of its “Repurchase Option” set forth in the Agreement without requiring additional signatures on the part of Equity Holder.

EXHIBIT B

JOINT ESCROW INSTRUCTIONS

            , 2006

SunPower Corporation

3939 North First Street

San Jose, California 95134

Attention: Corporate Secretary

Dear                     :

As Escrow Agent for both SunPower Corporation (“Parent”) and                      (“Equity Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Equity Restriction Agreement (the “Agreement”), dated as of the date hereof, to which a copy of these Joint Escrow Instructions is attached, in accordance with the following instructions:

1. In the event that Parent and/or any assignee of Parent (collectively, “Parent”) exercises the Repurchase Option (as such term is defined in the Agreement), Parent shall give to Equity Holder and you a written notice specifying the Restricted Shares (as such term is defined in the Agreement) to be purchased, the purchase price and the time for a closing hereunder at the principal office of Parent. Equity Holder and Parent hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. Upon the issuance of the Restricted Shares, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the Restricted Shares being transferred, and (c) to deliver the same, together with the certificate evidencing the Restricted Shares to be transferred, to Parent against the simultaneous delivery to you of the purchase price (by check, by cancellation of indebtedness or by a combination thereof) for the Restricted Shares being purchased pursuant to the exercise of the Repurchase Option.

3. Equity Holder irrevocably authorizes Parent to deposit with you any certificates evidencing Restricted Shares to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Equity Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 3, Equity Holder shall exercise all rights and privileges of a stockholder of Parent while the Restricted Shares are held by you.

4. After each successive six-month period from the date of the Agreement, unless the Repurchase Option has been exercised, you will deliver to Equity Holder a certificate or certificates representing the Restricted Shares as are not then subject to the Repurchase Option. Promptly upon the termination of Equity Holder’s status as an employee of Parent or the death or disability (as such term is defined in the Agreement) of Equity Holder, you will deliver to Equity Holder a certificate or certificates representing the Restricted Shares sold and issued pursuant to the Agreement and not purchased by Parent or its assignees pursuant to exercise of the Repurchase Option.

5. If, at the time of termination of this escrow, you should have in your possession any documents, securities, or other property belonging to Equity Holder, you shall deliver all of same to Equity Holder and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Equity Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith. Equity holder and Parent hereby jointly and severally indemnify you and hold you harmless from any such liability.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under any applicable statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled, at Parent’s expense, to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall resign by written notice to each party. In the event of any such termination, Parent shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. All notices and other communications required or permitted hereunder shall be given in accordance with Section 7(d) of the Agreement. All such notices or other communications shall be directed (i) in the case of Parent or Equity Holder, to the address, facsimile number or electronic mail address indicated for such person on the signature page of the Agreement, or at such other address, facsimile number or electronic mail address as such party may designate by ten days’ advance written notice to the other parties hereto, and (ii) in the case of the Escrow Agent, shall be directed to the address or facsimile number first indicated above on these Joint Escrow Instructions or at such other address or facsimile number as such party may designate by ten days’ advance written notice to the other parties hereto.

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. This instrument may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile copies of signed signature pages shall be binding originals.

19. This instrument shall be governed by and construed in accordance with the internal laws of the State of California, excluding that body of laws pertaining to conflict of laws.

[Signatures Follow]

Very truly yours,

SUNPOWER CORPORATION

By:
Its:
Address:

EQUITY HOLDER

Name:

Address:

ESCROW AGENT

By:
Its:
Address: